STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The undersigned, by and on behalf of Advanced Medical Isotope Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: by unanimous written consent of the Board of Directors of the Corporation (the “Board”), dated November 29, 2017, the following resolutions were duly adopted by the Board setting forth an amendment of the Corporation’s Certificate of Incorporation, as amended, and declaring such amendment to be advisable. Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of the Corporation’s stockholders is required to adopt the proposed amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that ARTICLE I of the Certificate of Incorporation, be, and hereby is amended and restated, as follows:

“ARTICLE I: The name of the Corporation shall be “Vivos Inc” (the “Corporation”).”

SECOND: such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

THIRD: such amendment shall be effective on December 28, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 20 day of December, 2017.

By:	/s/ L. Bruce Joliff
Name:	L. Bruce Joliff
Title:	Chief Financial Officer